Filed pursuant to Rule 433

Registration No. 333-174268

January 19, 2012

Final Term Sheet
USD 3,000,000,000 2.625% Global Notes due 2022

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 3,000,000,000

Denomination:	USD 1,000

Maturity:	January 25, 2022

Redemption Amount:	100%

Interest Rate:	2.625% per annum, payable semi-annually in arrears

Date of Pricing:	January 19, 2012

Closing Date:	January 25, 2012

Interest Payment Dates:	January 25 and July 25 in each year

Currency of Payments:	USD

Price to Public/Issue Price:	99.895%

Underwriting Commissions:	0.175%

Proceeds to Issuer:	99.720%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

ISIN:	US500769EX80

CUSIP:	500769 EX8

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:(1)	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service and AAA by Fitch Ratings.

(1)  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Lead Managers:	Citigroup Deutsche Bank Goldman Sachs International

Co-Lead Managers:	Barclays Capital Credit Suisse Daiwa Capital Markets Europe FTN Financial Securities Corp Jefferies J.P. Morgan Morgan Stanley RBC Capital Markets RBS UBS Investment Bank

Stabilization Manager:	Deutsche Bank AG, London Branch

Registrar:	The Bank of New York Mellon (Luxembourg) S.A.

Paying Agent:	The Bank of New York Mellon

Additional Paying Agent:	The Bank of New York Mellon, Filiale Frankfurt am Main

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746911005436/a2204268z424b3.htm. KfW’s base prospectus relating to the notes is available through the following link:  http://www.sec.gov/Archives/edgar/data/821533/000104746911005435/a2204267z424b3.htm.  Alternatively, Deutsche Bank will arrange to send you the prospectus, which you may request by calling toll-free +1-800-503-4611.